CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Statement of Additional Information constituting parts of this Post-Effective Amendment No. 66 to the Registration Statement on Form N-1A (the “Registration Statement”) of our report dated November 10, 2014, relating to the financial statements and financial highlights appearing in the September 30, 2014 Annual Reports to Shareholders of Vanguard U.S. Value Fund, Vanguard Capital Value Fund and Vanguard Short-Term Inflation-Protected Securities Index Fund (comprising Vanguard Malvern Funds), which reports are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Statements” and “Service Providers—Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/PricewaterhouseCoopers LLP
Philadelphia, PA
June 15, 2015